Putnam Tax Exempt Money Market Fund, September 30, 2004, annual report

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2004, Putnam
 Mangagement has assumed $5,667 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.